Exhibit A
Agreement Regarding the Joint Filing of Schedule 13G
The undersigned hereby agree as follows:
(i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and
(ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
Dated: February 14, 2019

By:	/s/ Christopher J. Rondeau
Christopher J. Rondeau

The Christopher J. Rondeau Revocable Trust of 2006, u/d/t 05/15/06

By:	/s/ Christopher J. Rondeau
Christopher J. Rondeau, as Trustee of The Christopher J. Rondeau Revocable Trust of 2006, u/d/t 05/15/06

The Christopher J. Rondeau Irrevocable GST Trust of 2012, u/d/t 11/08/12

By:	/s/ Michelle L. Rondeau
Michelle L. Rondeau, as Trustee of The Christopher J. Rondeau Irrevocable GST Trust of 2012, u/d/t 11/08/12

By:	/s/ Michael A. Bass
Michael A. Bass, as Trustee of The Christopher J. Rondeau Irrevocable GST Trust of 2012, u/d/t 11/08/12

The Christopher J. Rondeau GRAT II of 2018 u/d/t October 15, 2018

By:	/s/ Christopher J. Rondeau
Christopher J. Rondeau, as Trustee of The Christopher J. Rondeau GRAT II of 2018 u/d/t October 15, 2018